Exhibit 99.1

Ixia Receives Nasdaq Letter Regarding

Late Filing of Quarterly Report

CALABASAS, CA— August 22, 2014 – Ixia (Nasdaq: XXIA) announced today that as expected and due to the previously reported delay in the company’s filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (the “2014 Second Quarter Form 10-Q”), on August 19, 2014, the company received a letter from The NASDAQ Stock Market LLC (“Nasdaq”) notifying the company that it does not comply with Nasdaq Listing Rule 5250(c)(1) (the “Rule”). The Rule requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). Nasdaq’s letter also states that the company’s delay in filing its 2014 Second Quarter Form 10-Q serves as an additional basis for the potential delisting of the company’s common stock from the Nasdaq Global Select Market. As previously reported, the company also does not comply with the Rule due to the delayed filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (the “2014 First Quarter Form 10-Q”).

As also previously announced, in July 2014, a NASDAQ Hearings Panel (the “Panel”) determined to continue the listing of Ixia’s common stock subject to the condition that, on or before September 12, 2014, Ixia become current in its periodic filings with the SEC. Ixia must also be able to demonstrate at such time that it is in compliance with all other requirements for continued listing on Nasdaq. If the company is unable to satisfy these conditions, the company’s common stock may be delisted.

The company continues to work diligently to complete and file with the SEC on or before September 12, 2014 both its 2014 First Quarter Form 10-Q and 2014 Second Quarter Form 10-Q.

About Ixia

Ixia develops amazing products so its customers can connect the world. Ixia helps its customers provide an always-on user experience through fast, secure delivery of dynamic, connected technologies, and services. Through actionable insights that accelerate and secure application and service delivery, Ixia’s customers benefit from faster time to market, optimized application performance and higher-quality deployments. Learn more at http://www.ixiacom.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the possible delisting of the company’s common stock and the company’s completion and filing with the SEC of its 2014 First Quarter Form 10-Q and 2014 Second Quarter Form 10-Q. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict, or the like. Such forward-looking statements reflect the current intent, belief, and expectations of the company’s management and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause the actual results to differ materially from the results predicted include, among others, the risk that the company may identify issues or considerations that relate to or delay the filing of its 2014 First Quarter Form 10-Q and/or 2014 Second Quarter Form 10-Q and the risk that the company will not, on or before September 12, 2014, become current in the filing of its periodic financial reports with the SEC or will not comply with all other requirements for continued listing on Nasdaq. All forward-looking statements contained herein are based on information available to Ixia as of the date hereof, and Ixia undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722